Exhibit 23.1

Yen Industrial Way East, Suite 2, Eatontown, NJ 07724 (732) 544-8111  Fax (732) 544-8788  E-mail: tax c@ wgpc.net

Wiener, Goodman & Company, PC. Certified Public Accountants & Consultants

Memberships SEC Practice Section of AICPA PCPS os AICPA American Institute of CPA New Jersey Society of CPA	Joe Wiener, CPA Gerald Goodman, CPA

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Global IT Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of Global IT Holdings Inc of our report dated July 28, 2006, relating to the financial statements of Global IT Holdings Inc for the year ended December 31, 2005 and the period August 22, 2005 (inception) through December 31, 2004 and to the use of our name as it appears under the caption "Experts",

/s/ Wiener, Goodman & Company, P.C.

November 9, 2006